Exhibit 10(n)

                               Pharmos Corporation
                         99 Wood Avenue South, Suite 301
                                Iselin, NJ 08830

Elkan R. Gamzu, Ph.D.
33 Nobscot Road
Newton, MA 02459

Re: Consulting Agreement

Dear Dr. Gamzu:

This letter confirms the agreement of Pharmos Corporation (the "Company") to retain you as of January 21, 2000 as a non-exclusive consultant to provide assistance and consulting services to the company on matters generally relating to the development of Pharmos' drug candidates, and specifically to dexanabinol.

In consideration for your services, the Company will pay you on a per diem basis, as and when needed, at the rate of $3,000 per day. In addition, we will request the Compensation Committee of the Board of Directors to agree that your upcoming grant of Director's options be issued as of the date of this agreement.

The Company agrees to reimburse you for your out-of-pocket expenses incurred on its behalf upon the submission of reasonably detailed statements of all fees and expenses for which payment is requested, with explanations, within thirty (30) days of receipt of such requests. All requests for reimbursement must be submitted within six months after the conclusion or termination of this Agreement.

This Agreement will terminate on January 21, 2001, subject to extension by written agreement of the parties hereto. Notices related to this Agreement will be deemed to be duly given when received, if delivered by hand, or when sent, if delivered Federal Express or other recognized overnight courier or by certified mail, return receipt requested.

You acknowledge that in the course of your engagement by the Company, you will have access to Proprietary Information about the Company's affairs and prospects. The treatment of Proprietary Information shall be governed by the Confidentiality and Non-Use Agreement between Pharmos and you dated as of November 1, 1999.

This Agreement and the Confidentiality and Non-Use Agreement represent the entire agreement between the Company and you and supersede all prior agreements, whether written or oral. This agreement may only be modified by a letter duly signed by each of the parties hereto and shall be governed by the laws of the State of New Jersey.

                                                      Very truly yours,

                                                      Pharmos Corporation

                                                      /s/ Gad Riesenfeld
                                                      ------------------
                                                      By: Gad Riesenfeld
                                                            President & COO

/s/ Elkan R. Gamzu
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 Elkan R. Gamzu, Ph.D.
 33 Nobscot Road
 Newton, MA 02459